Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-8 No. 333-103882) of Entrust, Inc. of our report dated February 27, 2004 with respect to the consolidated financial statements of Entrust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

May 5, 2004